Financial Contact:	Mark Van Genderen (414) 343-8002
Media Contact:	Bob Klein (414) 343-4433

HARLEY-DAVIDSON REPORTS FIRST QUARTER RESULTS
Three Week Strike Affects Company Performance

        Milwaukee, Wis., April 19, 2007 — Harley-Davidson, Inc. (NYSE: HOG) today announced its results for the first quarter ended April 1, 2007. During the quarter, a 3-week strike occurred at the Company’s York, Pennsylvania manufacturing plant. The impact of the strike is included in the following results.

        Revenue for the quarter was $1.18 billion compared to $1.29 billion in the year-ago quarter, an 8.3 percent decrease. Net income for the quarter was $192.3 million compared to $234.6 million, a decrease of 18.0 percent compared to the first quarter of 2006. First quarter diluted earnings per share (EPS) were $0.74, a 14.0 percent decrease compared to last year’s $0.86.

        “We anticipated that first quarter results would be lower than last year due to the strike,” said Jim Ziemer, Chief Executive Officer of Harley-Davidson, Inc. “Nobody wants a strike and no one wins in a strike. Not our employees, our dealers, our customers, our suppliers and not the Company. Now that the strike is behind us, our employees are focused on moving ahead, and with the new contract, we are better positioned for the future,” he said.

        “In 2007 Harley-Davidson expects EPS growth in the range of 4 – 6 percent compared to 2006 based on moderate revenue growth, lower operating margin, and the benefits of our strong free cash flow. Looking ahead to 2008 and 2009, we expect solid revenue growth, operating margin improvement and the continued benefits of our strong free cash flow to drive EPS growth in the range of 11 – 17 percent,” said Ziemer.

        The Company expects to ship between 94,000 and 97,000 Harley-Davidson® motorcycles in the second quarter of 2007.

Motorcycles and Related Products Segment – First Quarter Results

        Revenue from Harley-Davidson motorcycles was $891.5 million, a decrease of $117.0 million or 11.6 percent versus the same period last year. Shipments of Harley-Davidson motorcycles totaled 67,761 units, a decrease of 11,745 units or 14.8 percent compared to last year’s first quarter.

        Revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $188.2 million, an increase of $5.3 million or 2.9 percent over the year-ago quarter. Revenue from General Merchandise, which consists of MotorClothes® apparel and collectibles, totaled $76.1 million, an increase of $7.6 million or 11.0 percent over the year-ago quarter.

        Gross margin for the first quarter of 2007 was 35.9 percent of revenue compared to 38.4 percent for the first quarter last year. First quarter operating margin decreased to 20.0 percent from 24.3 percent in the first quarter of 2006. The changes in both gross margin and operating margin are primarily due to the strike.

Motorcycle Retail Sales Data

        During the first quarter, worldwide retail sales of Harley-Davidson motorcycles decreased 1.3 percent compared to the prior year quarter.  In the U.S., retail sales of Harley-Davidson motorcycles decreased 5.9 percent for the quarter while the heavyweight motorcycle industry in the U.S. decreased 0.7 percent. “We never like to see a retail sales decline,” said Ziemer, “but first quarter sales are not necessarily indicative of sales for the full year. We continue to expect positive worldwide retail sales growth for 2007.”

        Retail sales of Harley-Davidson motorcycles grew 16.5 percent in international markets during the first quarter of 2007 compared to the first quarter of 2006.  First quarter retail sales increased 25.7 percent in Europe; Canada was up 14.0 percent, and Japan was down 7.7 percent. All other international markets combined were up 16.7 percent.

        Data is listed in the accompanying tables.

Financial Services Segment

        Harley-Davidson Financial Services (HDFS) reported first quarter operating income of $58.9 million, an increase of $7.3 million or 14.2 percent compared to the year-ago quarter. The increase is primarily due to higher wholesale and retail net interest income and higher fee income.

Income Tax Rate

        The Company’s first quarter effective income tax rate was 35.5 percent compared to 36.0 percent in the same quarter last year.  This decrease primarily reflects the reinstatement of the federal research and development tax credit.

Cash Flow

        Cash and marketable securities totaled $929 million as of April 1, 2007. Cash flow from operations was $520 million and capital expenditures were $41 million during the first quarter of 2007. For the full year of 2007, capital expenditures are expected to be between $300 million and $325 million.

Stock Repurchase

        The Company repurchased 870,000 shares of its common stock at a cost of $61.2 million during the first quarter of 2007. On April 1, 2007, the Company had 257,470,381 shares of common stock outstanding.

        As of April 1, 2007, there are 21.9 million shares remaining on two board-approved share repurchase authorizations. An additional board-approved share repurchase authorization is in place to offset option exercises.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and their retail customers.

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (ii) manage production capacity and production changes, (iii) manage supply chain issues, (iv) provide products, services and experiences that are successful in the marketplace, (v) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (vi) sell all of its motorcycles and related products and services to its independent dealers and distributors, (vii) continue to develop the capacity of its distributor and dealer network, (viii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (ix) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (x) manage regional and worldwide demographic trends and economic and political conditions, including healthcare inflation, pension reform and tax changes, (xi) manage the credit quality and recovery rates of HDFS’s loan portfolio, (xii) retain and attract talented employees and (xiii) detect any defects in our motorcycles to minimize delays in new model launches, recall campaigns, increased warranty costs or litigation. In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

        The Company’s ability to sell all of its motorcycles and related products and services also depends on the ability of the Company’s independent dealer network to sell them to retail customers. The Company depends on the capability of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company.

        In addition, the Company’s independent dealers and distributors may experience difficulties in selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

TABLES FOLLOW

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)
	Three months ended
	April 1, 2007	March 26, 2006
Net revenue	$1,178,875	$1,285,090
Gross profit	423,046	493,214
Operating expenses	187,632	180,902

Operating income from motorcycles & related products	235,414	312,312
Financial services income	109,163	95,901
Financial services expense	50,226	44,270

Operating income from financial services	58,937	51,631
Corporate expenses	4,939	4,757

Total operating income	289,412	359,186
Investment income and other, net	8,744	7,317

Income before provision for income taxes	298,156	366,503
Provision for income taxes	105,846	131,940

Net income	$192,310	$234,563

Earnings per common share:
Basic	$0.75	$0.86
Diluted	$0.74	$0.86
Weighted-average common shares:
Basic	257,326	272,966
Diluted	258,158	273,623
Cash dividends per common share	$0.21	$0.18

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) April 1, 2007	December 31, 2006	(Unaudited) March 26, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$310,010	$238,397	$196,464
Marketable securities	618,502	658,133	915,434
Accounts receivable, net	147,732	143,049	148,561
Finance receivables held for sale	297,885	547,106	131,389
Finance receivables held for investment, net	1,550,001	1,554,260	1,546,417
Inventories	369,418	287,798	256,788
Other current assets	122,627	121,890	103,953

Total current assets	3,416,175	3,550,633	3,299,006
Finance receivables held for investment, net	767,529	725,957	625,664
Other long-term assets	1,262,794	1,255,560	1,475,177

	$5,446,498	$5,532,150	$5,399,847

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$854,464	$763,186	$841,676
Current portion of finance debt	463,530	832,491	93,610

Total current liabilities	1,317,994	1,595,677	935,286
Finance debt	890,000	870,000	1,000,000
Postretirement healthcare benefits	203,514	201,126	64,573
Other long-term liabilities	199,503	108,610	235,400
Total shareholders’ equity	2,835,487	2,756,737	3,164,588

	$5,446,498	$5,532,150	$5,399,847

* The Company’s adoption of Financial Accounting Standards Board Interpretation No. 48 (FIN 48) effective 1/1/07 resulted in a decrease to shareholders’ equity of $16.1 million.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)	(Unaudited)
	Three months ended
	April 1, 2007	March 26, 2006
Net cash provided by operating activities	$519,624	$365,714
Cash flows from investing activities:
Capital expenditures	(40,775)	(36,017)
Finance receivables held for investment, net	(12,940)	(19,837)
Collection of retained securitization interests	14,493	6,960
Net change in marketable securities	40,622	(9,626)
Other, net	4,545	4,373

Net cash provided (used) by investing activities	5,945	(54,147)
Cash flows from financing activities:
Net decrease in finance-credit
facilities and commercial paper	(353,540)	(105,707)
Dividends	(54,103)	(48,955)
Purchase of common stock for treasury	(61,251)	(107,065)
Excess tax benefits from share-based payments	1,157	1,098
Issuance of common stock under employee
stock option plans	12,953	5,064

Net cash used by financing activities	(454,784)	(255,565)
Effect of exchange rate changes on cash
and cash equivalents	828	(513)
Net increase in cash and cash equivalents	71,613	55,489
Cash and cash equivalents:
At beginning of period	238,397	140,975

At end of period	$310,010	$196,464

Net Revenue and Motorcycle
Shipment Data

	(Unaudited)	(Unaudited)
	Three months ended
	April 1, 2007	March 26, 2006
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$891,518	$1,008,542
Buell® motorcycles	21,655	24,056
Parts & Accessories	188,235	182,949
General Merchandise	76,112	68,551
Other	1,355	992

	$1,178,875	$1,285,090

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	48,740	60,270
Export	19,021	19,236

Total	67,761	79,506

Motorcycle product mix:
Touring	21,802	27,537
Custom	30,768	35,794
Sportster®	15,191	16,175

Total	67,761	79,506

BUELL UNITS
Motorcycle shipments:
Buell	2,558	3,037

Retail Sales of Harley-Davidson Motorcycles
Year to Date (March 31, 2006)

	2007	2006
United States	53,426	56,805
Europe*	8,686	6,910
Japan	2,292	2,482
Canada	2,047	1,796
All other markets	4,082	3,497
Total Retail Sales of Harley-Davidson Motorcycles	70,533	71,490

Data Source (subject to update)
Data source for all 2006 and 2007 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

*Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom

Heavyweight (651+ cc) Market Data
Data Through Month Indicated

	2007	2006
United States (March)	108,337	109,141
Europe* (February)	39,785	34,742

Data Source
United States: Motorcycle Industry Council
Europe: Giral S.A.

*Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data is derived from information provided by Giral S.A., an independent agency. Data for 2006 has been adjusted to include competitor motorcycles that had previously not been included by the Company. The previously reported amount for 2006 was 33,278.